Exhibit 4.32

English Transalation

Equity Pledge Agreement

The Equity Pledge Agreement (hereinafter referred to as the “Agreement”) was entered into on September 30, 2015:

By and among:

Party A: Baina Zhiyuan (Beijing) Technology Co., Ltd.

Party B1: YANG Yongzhi

Party B2: Beijing Changyou Star Digital Technology Co., Ltd.

For the purpose hereof, Party B1 and Party B2 are referred to “Party B” and Party A and Party B are collectively herein as the “parties”, and separately, a “party”.

Whereas:

1	Party A is a wholly foreign-owned limited liability company legally established and validly existing under the laws of the People’s Republic of China.

2	The equity pledged is that of Baina (Wuhan) Information Technology Co. Ltd. (the “Wuhan Baina Information”), which is a limited liability company legally established and validly existing under the Chinese laws and may be engaged in computer hardware and software, network products research and development, sales and technology transfer, technical advisory services, computer systems integration and other business as approved by East Lake Development Zone Branch, Wuhan Administration for Industry and Commerce.

3	Party B1 is a Chinese natural person having full capacity, and holds 40% Wuhan Baina Information equity; Party B2 is a legally established and validly existing limited liability company and holds 60% Wuhan Baina Information equity.

4	Party A, Party B and Wuhan Baina Information signed the Exclusive Call Option Agreement and Business Agreement on September 30, 2015 and Party A and Wuhan Baina Information have concluded the Exclusive Technology Consulting and Services Agreement (the “Agreements”) on September 30, 2015.

5	In order to ensure that Party B and Wuhan Baina Information fulfill all the obligations under the Agreements, Party B is willing to provide guarantee for Party B’s and Wuhan Baina Information’s performance by the equity held in Wuhan Baina Information.

NOW THEFEFORE, the parties hereby agree as follows to make clear their rights and obligations through friendly negotiations:

I.	Pledge Right and Security Scope

1.	Party B pledges all equity it holds in Wuhan Baina Information to Party A as a guarantee for Party B’s and Wuhan Baina Information’s performance of the obligations of the Agreements. “Pledge right” refers to Party A’s right to be firstly compensated by the price from discount or auction or sales of the equity pledged by Party B to Party A.

2.	The security under the Agreement will not be affected in any way due to any changes or alteration to the Agreement, and the guarantee hereunder will be still valid for Party B’s and Wuhan Baina Information’s obligations under the Agreements as modified. If the Agreement for any reason becomes invalid or revoked or annulled, Party A has the right to immediately exercise the pledge right in accordance with Article IX of the Agreement.

II.	Equity Pledged

Equity pledged under the Agreement is all shares held by Party B in Wuhan Baina Information and all benefits relating to the equity pledged. Details of the equity pledged are as follows as of the effective date of the Agreement:

Company: Baina (Wuhan) Information Technology Co., Ltd.

Registered capital: RMB 20,000,000

The subject matter: Wuhan Baina Information’s RMB 20 million equity

III.	Creation

1.	The equity pledge under the Agreement has been registered in Wuhan Baina Information’s register of members as of the effectiveness hereof.

2.	The parties further agree to include in accordance with the terms and conditions of the Agreement the pledge into Wuhan Baina Information’s register of members in a format described in Attachment I hereto, and give the register of members recording the pledge to Party A for custody purpose.

3.	Since the pledge right establishment shall be registered in industrial and commercial administrative department where Wuhan Baina Information is registered, the parties shall abide by laws and regulations, and make reasonable efforts to secure such registration.

IV.	Pledge Term

1.	The pledge hereunder is valid for two years as of the expiration of the performance terms of all liabilities under the Agreements (the “Pledge Term”).

2.	During the pledge term, if Party B or Wuhan Baina Information fails to fulfill its obligations under the Agreements, Party A is entitled to dispose of the pledge according to Article 9 hereof.

V.	Custody and Return of the Pledge Certificate

1.	Party B shall deliver the pledge certificate to Party A for custody purpose within three working days as of the date when the above-mentioned pledge is registered in Wuhan Baina Information’s register of members; Party A shall have custody of the pledge documents received.

2.	If the pledge is released under the Agreement, Party A shall within three working days after the pledge is so released, return the pledge certificate to Party B and provide necessary assistance in handling of the procedures for the pledge discharging.

VI.	Party B’s Representations and Warranties

Party B represents and warrants to Party A that, as of the effective date hereof:

1.	Party B is the only legitimate holder of the equity pledged.

2.	Except the pledge created for Party A’s interests, Party B does not create any pledge or other rights on the equity.

3.	Wuhan Baina Information has adopted a resolution approving the share pledge hereunder at its board of shareholders.

4.	Once valid, the Agreement constitutes legal, valid and binding obligations upon Party B.

5.	That Party B pledges the equity under the Agreement violates neither the relevant national laws, regulations or other provisions of the government departments, nor any contract or agreements signed by and between Party B and any third party or any commits made to any third party.

6.	Documents and materials regarding the Agreement provided by Party B to Party A are true, accurate and complete.

7.	Only with Party A’s written authority, exercise all rights as Wuhan Baina Information’s shareholder as required by Party A.

VII.	Party B’s Undertakings

1.	During the term of the Agreement, Party B undertakes to Party A for Party A’s interests that, Party B will:

(1)	After there are enforceable pledge registration procedures with the industrial and commercial administrative department where Wuhan Baina Information is registered, the pledge hereunder shall be registered in administrative department for industry and commerce under the Agreement.

(2)	without Party A’s prior written consent, shall not transfer the ownership, create or permit any pledge that may affect any of Party A’s rights and interests.

(3)	abide by and implement all relevant laws and regulations on pledge right, and upon receipt of the notices, instructions or advices sent or formulated by the relevant competent authority on the pledge right, present within 5 days the above notices, instructions or advices to Party A and at the same time abide by the same or raise objections and statements with respect to above matters at Party A’s reasonable request or with Party A’s consent.

(4)	promptly notify Party A of any events that may have an impact on Party B’s rights of the equity or any portion thereof or any notices received, as well as of any changes to any undertakings or obligations hereunder or any events that may have an impact or any notices received.

2.	Party B commits that, Party A’s exercise of its rights under the Agreement shall not be interrupted or jeopardized by Party B or its heirs or principal or any other persons through legal process.

3.	Party B undertakes to Party A, to protect or improve the guarantee provided by the Agreement for the obligations of Party B and Wuhan Baina Information under the agreement, that Party B signs in faith and causes other interested parties to sign all certificates or contracts as required by Party A and / or performs and causes other interested parties to fulfill the acts as required by Party A, and facilitates the exercise of the rights and authorizations empowered by the Agreement to Party A.

4.	Party B undertakes to Party A to sign all relevant change documents regarding ownership certificate (if applicable and necessary) with Party A or its designated person (natural person / legal entity), and within a reasonable period, provide Party A with all relevant notice, orders and decisions in connection with the pledge right it deems necessary.

5.	Party B undertakes to Party A, in the interests of Party A, Party B will abide by and perform all guarantees, promises, agreements, representations and conditions. Otherwise, Party B shall compensate Party A for all the losses thus incurred.

VIII.	Breach and Liability for Breach

1.	The following matters are considered as breach:

(1)	Party B or Wuhan Baina Information fails to fulfill its obligations under each agreement.

(2)	Any representations, undertakings or warranties made by Party B in Articles 6 and 7 are materially misleading or wrong; Party B violates any other terms hereof.

(3)	Party B abandons the equity pledged or transfers the same without Party A’s written consent.

(4)	(a) due to breach, Party B’s external borrowings, guarantees, indemnities, commitments or other debt obligations are required to be repaid or performed in advance; or (b) Party B’s external borrowings, guarantees, indemnities, commitments or other debt obligations cannot be repaid or performed on schedule when they fall due, making Party A believe that Party B’s ability to fulfill the obligations under the Agreement has been affected.

(5)	Wuhan Baina Information cannot repay general debts or other liabilities.

(6)	Reasons other than Force Majeure render the Agreement illegal or Party B cannot continue fulfilling its obligations under the Agreement.

(7)	The property owned by Party B suffers from unfavorable changes, making Party A believe that Party B’s ability to fulfill the obligations under the Agreement has been affected.

(8)	Wuhan Baina Information’s heir or agent only partially performs or refuse to perform the payment obligations under the Agreement.

(9)	Any breach arising from Party B’s acts or omissions of violating other provisions hereof.

(10)	the Agreement is held illegal under any applicable laws or leads Party B cannot continue fulfilling its obligations under the Agreement.

(11)	The governments’ approval, permission or authorization making the Agreement enforceable, legitimate and effective is revoked, terminated, void or substantially modified.

2.	Party B shall immediately notify Party A in writing after it is aware of or finds any of the matters referred to in paragraph (1) or the events may leading to the above matters.

3.	Unless the breach listed in paragraph 1 has been satisfactorily resolved to Party A’s satisfaction, Party A may send breach notice to Party B when Party B breaches or at any time after the breach, requiring Party B to immediately dispose of the pledge right according to Article IX of the Agreement.

IX.	Exercise

1.	Before the obligations under the Agreements are fully fulfilled, without Party A’s written consent, Party B shall not transfer the pledged shares.

2.	In the event of any breach stated in Article VIII, Party B shall issue breach notice to Party B when exercising the pledge right. Party A may dispose of the pledge right at the same time as the delivery of the breach notice under paragraph 3 of Article VIII or at any time after the breach notice is sent.

3.	Party A has the right to sell or otherwise dispose of the shares pledged under the Agreement in accordance with legal procedures. If Party A decides to exercise the pledge right, Party B undertakes to transfer all its shareholders’ right to Party A. Moreover, Party A is entitled to be firstly compensated by the price from discount or auction or sales of the equity pledged hereunder in whole or in part under legal procedures.

4.	When Party A disposes of the pledge right under the Agreement, Party B may not create any obstacles, and shall give necessary assistance to enable Party A to exercise its pledge right.

X.	Transfer

1.	Unless with Party A’s prior written consent, Party B is not entitled to give as a gift or transfer its rights and obligations hereunder. If Party B dies, Party B agrees to immediately transfer its rights and obligations under the Agreement to a person designated by Party A.

2.	The Agreement is binding upon Party B and its successor or inheritor, and valid for Party A and its successors, heirs or permitted assignees.

3.	Party A can transfer at any time all or any of its rights and obligations under each agreement to the person it designates (natural person / legal entity) to the extent of permitted by law, in which case, the assignee shall enjoy and assume Party A’s rights and obligations thereunder, as if it were a party thereto. When Party A transfers its rights and obligations under each agreement, it is only required to send a written notice to Party B and Party B shall sign agreements and / or files related to the transfer at request of Party A.

4.	Where Party A changes due to transfer, the new parties shall sign a new share pledge agreement in substance substantially consistent with the Agreement.

XI.	Effectiveness and Termination

1.	The Agreement will take effect when sealed by Party A and Party B2 and signed by Party B1.

2.	When permits, the parties will endeavor to handle and promote the registration of the pledge under the Agreement with the industrial and commercial administrative department where Beijing Baina is registered, but the parties at the same time confirm, the registration of the pledge hereunder will have no impact on the effectiveness hereof.

3.	Pledge revocation shall be accordingly recorded in Wuhan Baina Information’s register of members and deregistration procedures are required with the industrial and commercial administrative department where Wuhan Baina Information is registered in accordance with the law.

XII.	Bank Charges and Others

1.	All costs and actual expenses relating to the Agreement, including but not limited to legal fees, cost of production, stamp duty and any other taxes as well as fees, shall be borne by Party B. If according to the laws, the related taxes shall be paid by Party B, Party B shall compensate in full Party A for the taxes paid.

2.	In the event that Party B fails to pay any taxes or fees under the Agreement, or for other reasons, making Party A take any recourse way or manner, Party B shall bear all costs arising therefrom (including but not limited to various taxes, bank charges, management fees, legal costs, legal fees and premiums etc. for disposal of the pledge right).

XIII.	Force Majeure

1.	“Force Majeure” refers to any events beyond the reasonable control of one party and inevitable even with the reasonable care of the affected party, including but not limited to, governmental action, the forces of nature, fire, explosion, storm, flood, earthquake, tidal, lightning or war. However, lack of credit, funds or financing shall not be deemed as matters beyond the reasonable control of a party. The affected party shall immediately notify the other party of the matters for which liability is exempted.

2.	When the performance of the Agreement is delayed or hindered due to the aforementioned force majeure, the affected party will not be liable to the extent of delay or hindrance. The affected party shall take appropriate measures to reduce or eliminate the effects of Force Majeure and seek for resuming the performance of obligations delayed or impeded due to Force Majeure. Once the Force Majeure eliminates, the parties agree to resume the performance of the Agreement with the maximum efforts.

XIV.	Confidentiality

The parties acknowledge and confirm that the oral or written information exchanged with respect to the Agreement is confidential.

The parties shall keep all such information confidential, and without the prior written consent of other party, they will not disclose any information to any third party, however, except the following information:

1.	known by or will be known by the public (but not disclosed to the public by the receiving party without authorization).

2.	as required to be disclosed by applicable laws or rules or regulations of the securities exchange.

3.	If any one party is required to disclose any information to its legal or financial advisor for the transactions contemplated hereunder, the said legal or financial advisers shall also be subject to the confidentiality similar to this clause. Breach of confidentiality by either party’s staff or the agency hired by that party will be deemed as that by that party, which shall therefore be liable for breach. The present term will survive the invalidity, revocation, termination or inoperability of the Agreement for any reason.

XV.	Applicable Laws and Disputes Resolution

1.	Conclusion, validity, execution, interpretation and disputes resolution of the Agreement shall be governed by the laws of China.

2.	All the disputes arising from or in relation to the Agreement, if any, shall be amicably settled by the parties through amicable negotiations.

3.	Where an agreement fails to be concluded within thirty days after one party requests to settle the disputes through negotiation, either party agrees to submit the said disputes to China International Economic and Trade Arbitration Commission for arbitration under its arbitration rules then in force in Beijing. The arbitral award is final and binding on all parties. All parties agree to be submitted and subject to the arbitral award. When any dispute occurs and any dispute is under arbitration, except the matter in question, the parties may still exercise other rights under the Agreement and perform other obligations hereunder.

XVI.	Notices

Any notices or other communication sent by either party under the Agreement shall be made in writing, and sent to the following address or other address specified by the other party from time to time by personal delivery, letter or by facsimile. The notices shall be deemed served:

1.	on the delivery date under personal delivery;

2.	for a notice sent by letter, on the seventh day after registered airmail (postage prepaid) is sent (marked on the postmark); or the third day after being sent to the internationally recognized delivery service.

3.	if sent by fax, on the receipt time shown on the transmission confirmation printed by the sender.

Party A: Baina Zhiyuan (Beijing) Technology Co., Ltd.

Address: South 2-1-6, Block A, # 1 Plant, No.5 A Xueyuan Road, Haidian District, Beijing

Party B1: YANG Yongzhi

Address: No.14 South Avenue, Chaoyang Gate, Foreign Enterprise Service Company, Chaoyang District, Beijing

Party B2: Beijing Changyou Star Digital Technology Co., Ltd.

Address: Room A-1049, 2/F, No.3 Building, No.30 Yard, Shixing Street, Shijingshan District, Beijing

Miscellaneous

1.	Titles of the Agreement are solely inserted for convenience and may not be used to for explanation or interpretation or in other ways affect the meanings of the provisions of the Agreement.

2.	The parties hereto acknowledge that, once valid, the Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersedes all previous oral or/and written ones reached by and between the parties before the Agreement.

3.	The Agreement is binding upon the parties hereto and their respective heirs, successors and permitted transferees, and inures to their benefits.

4.	Any one party’s failure to timely exercise the rights under the Agreement may not be considered as a waiver of those rights and will not affect that party’s exercise of the rights in the future.

5.	If any provision of the Agreement is held void, invalid, or unenforceable by any court of competent jurisdiction or arbitration agency, such provision may not affect or impair the validity or enforceability of the remaining provisions. However, the parties hereto shall cease performance of the void, invalid and unenforceable provisions, and only make them valid and enforceable within the scope the closest to their original intention.

6.	For matters uncovered herein, the parties shall otherwise decide the same through friendly negotiations. The parties shall set down any changes and amendments to the Agreement in a written agreement. The duly signed modification agreements and supplementary agreements with respect to the Agreement constitute an integral part hereof and bear the same legal effect as the Agreement.

7.	The Agreement is made in four copies of the same legal effect. Party A, Party B1 and Party B2 respectively hold one copy and others for equity pledge registrar for handling of equity pledge procedures.

(The remainder of this page is intentionally left blank.)

(Signature Page)

Party A: Baina Zhiyuan (Beijing) Technology Co., Ltd.

(Seal)

Party B1: YANG Yongzhi

(Seal)

Party B2: Beijing Changyou Star Digital Technology Co., Ltd.

(Seal)

Attachment:

Register of Members of Baina (Wuhan) Information Technology Co., Ltd.

Date:      , 2015

Name	Shareholding ratio	Profile	Remark:
YANG Yongzhi	RMB 8 million 40%	Nationality: Chinese ID number: 422123197810104218

According to the Share Pledge Agreement signed by Baina Zhiyuan (Beijing) Technology Co., Ltd. (the “Beijing Baina Technology”) and YANG Yongzhi on XX XX, 2015, YANG Yongzhi agrees to pledge 40% equity of Baina (Wuhan) Information Technology Co. Ltd. (the “Wuhan Baina Information”) to Beijing Baina Technology.

The equity pledge under the Share Pledge Agreement has been registered in Wuhan Baina Information’s register of members on XX XX, 2015.

Beijing Changyou Star Digital Technology Co., Ltd.	RMB 12 million 60%	Nationality: Chinese Registration No.: 110107019384580

According to the Share Pledge Agreement signed by Baina Zhiyuan (Beijing) Technology Co., Ltd. (the “Beijing Baina Technology”) and Beijing Changyou Star Digital Technology Co., Ltd. (the “Changyou Star”) on XX XX, 2015, Changyou Star agrees to pledge 60% equity of Baina (Wuhan) Information Technology Co. Ltd. (the “Wuhan Baina Information”) to Beijing Baina Technology.

The equity pledge under the Share Pledge Agreement has been registered in Wuhan Baina Information’s register of members on XX XX, 2015.